Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-173066, 333-190524, 333-217070, 333-219870, 333-225472, and 333-238790 on Form S-8, and Registration Statement No. 333-228549 on Form S-3, of our report dated March 13, 2019 (November 7, 2019, as to the effects of the correction of previously issued financial statements), relating to the 2018 financial statements of Kopin Corporation appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 26, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 5, 2021